Exhibit 8

PRINCIPAL SUBSIDIARIES OF RETALIX LTD.

Business Name	Jurisdiction of Incorporation	Subsidiary

Retalix Holdings	United States	Retalix Holdings Inc.
Retalix USA	United States	Retalix USA Inc.
RCS	United States	Retail Control Systems Inc.
StoreNext USA	United States	StoreNext Retail Technology LLC
C-StoreMatrix.com	United States	C-StoreMatrix.com Inc.
MTX	United States	MTXEPS LLC
PalmPoint	Israel	PalmPoint Ltd.
Tamar	Israel	Tamar Industries M. R. Electronic (1985) Ltd.
StoreAlliance	Israel	StoreAlliance.com Ltd.
StoreNext Israel	Israel	StoreNext Ltd.
TradaNet	Israel	TradaNet Electronic Commerce Services Ltd.
IREX	Israel	IREX - Israel Retail Exchange Ltd.
DemandX	Israel	DemandX Ltd.
Retail College StoreNext	Israel	Retail College StoreNext Ltd.
PRS	Israel	P.O.S. (Restaurant Solutions) Ltd.
Retalix Israel	Israel	Retalix Israel (2009) Ltd. (formerly Net Point Ltd.)
Orion	Israel	Kohav Orion Advertising and Information Ltd.
Orlan	Israel	Orlan Orion Systems Ltd.
Retalix UK	United Kingdom	Retalix (UK) Limited
Retalix Italia	Italy	Retalix Italia S.p.A
Retalix France	France	Retalix France SARL
Retalix Australia	Australia	Retalix Australia PTY Ltd.
Retalix Japan	Japan	Retalix Japan Ltd.
Retalix China	China	Retalix Technology (Beijing) Co., Ltd.